Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-187220 and 333-194200) pertaining to the 2003 Stock Option Plan, 2007 Stock Plan, 2012 Equity Incentive Plan, and 2012 Employee Stock Purchase Plan of Silver Spring Networks, Inc. of our report dated March 2, 2015, with respect to the consolidated financial statements of Silver Spring Networks, Inc. included in this Annual Report (Form 10-K) of Silver Spring Networks, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

San Jose, California

March 2, 2015